EXECUTIVE EMPLOYMENT AGREEMENT

     This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of July 7, 2010 (the “Effective Date”), by and between Inspire Pharmaceuticals, Inc. (together with its successors and assigns, “Inspire” or the “Company”), and Joseph K. Schachle (“Executive”).

R E C I T A L S

     WHEREAS, the Company desires to continue the employment of Executive and Executive desires to continue to be employed by the Company as the Company’s Executive Vice President, Pulmonary Business.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

A G R E E M E N T

     1. Employment and Term. The Company hereby agrees to continue to employ Executive and Executive hereby accepts the continued employment by the Company on the terms and conditions hereinafter set forth. Executive’s term of employment by the Company under this Agreement (the “Term”) shall continue from the Effective Date through December 31, 2015; provided, however, that the Term shall thereafter be automatically extended for unlimited additional one-year periods unless, at least three months prior to the then-scheduled date of expiration of the Term, either (a) the Company gives notice to Executive that it is electing not to so extend the Term or (b) Executive gives notice to the Company that he is electing not to so extend the Term. Notwithstanding the foregoing, the Term may be earlier terminated in strict accordance with the provisions of Section 5 below, in which event Executive’s employment with the Company shall expire in accordance therewith.

2.	Position, Duties and Responsibilities; Location.

2.1 Position and Duties. Executive shall be employed as Executive Vice

President, Pulmonary Business of the Company. Executive shall have, subject to the general direction of the President and Chief Executive Officer of the Company (the “CEO”), general overall authority and responsibility for the Company’s pulmonary business. Executive shall also have such other duties, powers and authority as are commensurate with his position as Executive Vice President, Pulmonary Business of a biopharmaceutical company focused on researching, developing and commercializing prescription pharmaceutical products, including such other duties and responsibilities as are reasonably delegated to him from time to time by the CEO. Executive shall report to the CEO.

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     2.2 Exclusive Services and Efforts. Executive agrees to devote his efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position and, except as set forth herein, agrees to devote substantially all of his professional time and attention exclusively to the business and affairs of the Company. It is expressly understood and agreed that, during the Term, Executive will not be employed by, render services to, or represent, any other person, firm or company engaged in a business of a similar nature or in competition with the Company without the prior written consent of the Company. Executive also agrees that he shall not take personal advantage of any business opportunities which arise during his employment and which may benefit the Company and are within the scope of the Company’s then business or natural extension thereof without the consent of the Company, provided, that the foregoing does not apply to future employment opportunities. Notwithstanding the foregoing, Executive shall be entitled to (a) engage in service on the board of directors of not-for-profit organizations, provided that he has received the prior written approval of the Company’s Board of Directors (the “Board”) (b) engage in other charitable activities and community affairs, and (c) manage his personal and family investments and affairs, in each case to the extent such activities do not, either individually or in the aggregate, materially interfere with the performance of his duties and responsibilities to the Company.

     2.3 Compliance with Company Policies. To the extent not inconsistent with the terms and conditions of this Agreement and with due regard for his position, Executive shall be subject to the bylaws, policies, practices, procedures and rules of the Company, including those policies and procedures specified in the Company’s Employee Handbook.

     2.4 Location. Executive’s principal office, and principal place of employment, shall be at the Company’s offices in Durham, North Carolina.

3.	Compensation.

3.1 Base Salary. Commencing on the Effective Date and continuing through the duration of the Term, the Company hereby agrees to pay to Executive an annualized base salary of Three Hundred Twenty-Four Thousand Four Hundred Eighty Dollars ($324,480) (the “Salary”) payable in equal installments on the Company’s regularly-scheduled paydays as it is earned, subject to all applicable federal, state and local income and employment taxes and other required or elected withholdings and deductions. Executive’s Salary will be reviewed at least annually by the compensation committee (the “Compensation Committee”) of the Board, or the full Board, commencing in January 2011 and may be adjusted by the Compensation Committee or the Board (in which case such new amount shall be the “Salary” hereunder).

     3.2 Annual Cash Bonus. For each calendar year that ends during the Term, Executive shall be eligible to receive an annual cash incentive award at the good faith discretion of the Compensation Committee, based upon the Compensation Committee’s evaluation of the Company’s performance and his performance, in accordance with the terms and conditions of the

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Company’s Executive Officer Annual Cash Bonus Plan and any other applicable bonus plan in effect upon the Effective Date and during the remainder of the Term.

     3.3 Equity Compensation. Executive will be eligible for grants of long-term incentive and equity compensation awards at the good faith discretion of the Compensation Committee, based upon the Compensation Committee’s evaluation of his performance and peer company compensation practices, in accordance with the terms and conditions of the Company’s Amended and Restated Equity Compensation Grant Policy and any other applicable policy in effect upon the Effective Date and during the remainder of the Term.

4.	Employee Benefits.

4.1 Participation in Benefit Plans. During the Term, Executive shall be entitled to participate in such health, group insurance, welfare, pension, and other employee benefit plans, programs and arrangements as are made generally available from time to time to senior executives of the Company (which shall include health, life insurance and disability plans), such participation in each case to be on terms and conditions no less favorable to Executive than to other senior executives of the Company generally.

     4.2 Vacations; Other. During the Term, Executive shall be entitled to participate in other benefits made available generally to other senior executives of the Company, such participation to be at levels, and on terms and conditions, that are commensurate with his position and responsibilities at the Company and that are no less favorable than those applying generally to other senior executives at similar levels of the Company. In addition, Executive shall be entitled to twenty (20) days paid vacation per calendar year plus any vacation days accrued as of the Effective Date (which, if not used, may be carried over from year to year). Executive shall also be entitled to participate in the Company’s Executive Change in Control Severance Benefit Plan as, and to the extent, in effect from time to time.

     4.3 Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable business and travel expenses, incurred in the performance of his job duties and the promotion of the Company’s business, promptly upon presentation of appropriate supporting documentation and otherwise in accordance with the expense reimbursement policy of the Company.

5.	Termination.

5.1 General. The Company may terminate Executive’s employment for any reason or no reason, and Executive may terminate his employment for any reason or no reason, in either case subject only to the terms of this Agreement. For purposes of this Agreement, the following terms have the following meanings:

     (a) “Accrued Obligations” shall mean: (i) Executive’s earned but unpaid Salary through the Termination Date (as hereinafter defined); (ii) payment of any annual,

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long-term, or other incentive award with respect to which all required performance periods have been completed and all required performance and service conditions have been satisfied on or before the Termination Date; (iii) payment in respect of accrued but unused vacation days in accordance with the Company’s vacation policies; and (iv) any unpaid expense or other reimbursement due pursuant to Sections 4.2 or 4.3 hereof or otherwise.

     (b) “Cause” shall mean (i) the deliberate and continued failure by Executive to devote substantially all of his business time and best efforts to the performance of Executive’s duties after a demand for substantial performance is delivered to Executive by the Board which specifically identifies the manner in which Executive has not substantially performed such duties; (ii) the engaging by Executive in gross misconduct which is injurious to the Company, monetarily or otherwise, including but not limited to, fraud or embezzlement by Executive; or (iii) Executive’s conviction (or entering into a plea bargain admitting guilt) of any felony.

     (c) “Company Arrangement” shall mean any plan, program, agreement, corporate governance document or arrangement of the Company.

     (d) “Disability” shall mean total and permanent disability as defined in the Company’s long-term disability plan.

     (e) “Good Reason” shall mean the occurrence of any one of the following events without either (x) Executive’s express prior written consent or (y) full cure within 30 days after Executive gives written notice to the Company: (i) a reduction, other than a temporary one, in Executive’s authority, duties, responsibilities, or reporting lines; (ii) a reduction by the Company in Executive’s Salary, except for (A) across-the-board salary reductions similarly affecting all salaried employees of the Company or (B) across-the-board salary reductions similarly affecting all senior executive officers of the Company; (iii) the relocation of Executive’s principal office, or principal place of employment, to a location more than fifty (50) miles from Durham, North Carolina; or (iv) any other action or inaction that constitutes a material breach of this Agreement, provided however, that no event shall constitute grounds for a Good Reason termination unless Executive terminates his employment within one year after such event occurs.

     (f) “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, estate, board, committee, agency, body, employee benefit plan, or other person or entity.

     (g) “Pro Rata Annual Cash Bonus” shall mean an amount equal to (i) the annual cash bonus that Executive would have been entitled to receive for the calendar year during which his employment hereunder terminated if his employment hereunder had continued (such amount to be determined with any subjective or personal performance goals rated at no less than target), multiplied by (ii) a fraction, the numerator of which is the number of days he

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was employed hereunder during such year and the denominator of which is the number of days in such year.

     (h) “Termination Date” shall mean the date on which Executive’s employment hereunder terminates in accordance with this Agreement (which, in the case of a notice of non-renewal of the Term in accordance with Section 1 hereof, shall mean the date on which the Term expires).

     (i) “Vested Options” shall mean all outstanding vested stock options held by Executive on the Termination Date.

     5.2 Termination by the Company without Cause or by Executive for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, the Term shall expire on the Termination Date and Executive shall be entitled to:

     (a) a cash amount, payable in equal installments in accordance with the Company’s regular payroll policies following his Termination Date, in an amount equal to the sum of (i) his Salary as in effect immediately prior to the Termination Date and (ii) a Pro-Rata Annual Cash Bonus;

     (b) the post-termination exercise period for all Vested Options shall be extended to the earlier of (i) the first anniversary of the Termination Date, and (ii) the date of expiration of the respective option. Except as specifically provided for in this Agreement, all other terms of the Vested Options shall remain unchanged. All outstanding stock options granted to Executive prior to the Termination Date that are not Vested Options shall be terminated as of the Termination Date;

     (c) continued health benefits under the Consolidated Budget Reconciliation Act of 1984, as amended, subsidized at active employee rates for a period of one year from the first day of the month following the Executive’s Termination Date;

     (d) outplacement services for a period of twelve (12) months following the Termination Date; and

(e) the Accrued Obligations.

     5.3 Death and Disability. Executive’s employment shall terminate in the event of his death, and either Executive or the Company may terminate Executive’s employment in the event of his Disability (provided that no termination of Executive’s employment hereunder for Disability shall be effective unless the party terminating Executive’s employment first gives at least 15 days’ written notice of such termination to the other party). In the event that Executive’s employment hereunder is terminated due to his death or Disability, the Term shall expire on the Termination Date and he and/or his estate or beneficiaries (as the case may be)

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shall be entitled to (a) a single sum cash amount, payable on the 60th day following the Termination Date, in an amount equal to a Pro-Rata Annual Cash Bonus, (b) the benefits described in Section 5.2(b) and (c) the Accrued Obligations.

     5.4 Termination by the Company for Cause or by Executive Without Good Reason. In the event that Executive’s employment hereunder is terminated by Executive without Good Reason or by the Company for Cause, the Term shall expire as of the Termination Date and Executive shall only be entitled to the Accrued Obligations.

     5.5 Expiration of the Term. Executive or the Company may elect not to renew or extend the Term in accordance with Section 1 above, in which case the Termination Date shall be the date the Term expires. In the event of such a termination, Executive shall only be entitled to the Accrued Obligations.

     5.6 Termination Due to Change in Control. Executive will be eligible for compensation in accordance with the terms and conditions of the Company’s Executive Change in Control Severance Benefit Plan, as in effect from time to time.

     5.7 Release. Executive’s entitlement to the payments described in this Section 5 is expressly contingent upon Executive first providing the Company with a signed mutual release in substantially the form attached hereto as Exhibit A (the “Release”) and not revoking such release for a period of seven days after its execution or thereafter and is also contingent upon Executive’s continued compliance with the Non-Compete Agreement (defined in Section 7 below). In order to be effective, such Release must be (a) delivered by Executive to the Company no later than forty-five (45) days following the Termination Date and (b) countersigned and returned by the Company to Executive within ten (10) days following the Company’s receipt thereof; provided, however, that if Executive delivers the Release to the Company on a timely bases and the Company does not return a counter-signed Release during the applicable time period allowed, such Release of Executive shall be null and void and the payments hereunder shall cease to be contingent on the Release and this Section 5.7.

6.	Other Tax Matters.

6.1 The Company shall withhold all applicable federal, state and local taxes,

workers’ compensation contributions and other amounts as may be required by law with respect to compensation payable to Executive pursuant to this Agreement.

     6.2 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein shall either be exempt from the requirements of Section 409A of the Code (“Section 409A”) or shall comply with the requirements of such provision. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” (within the meaning of Section 409A), any payments or arrangements due upon a termination of Executive’s employment under any arrangement that constitutes a “nonqualified deferral of compensation”

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(within the meaning of Section 409A) and which do not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and

(ii)	the date of Executive’s death.

6.3 After any Termination Date, Executive shall have no duties or responsibilities that are inconsistent with having a “separation from service” (within the meaning of Section 409A) as of the Termination Date and, notwithstanding anything in the Agreement to the contrary, distributions upon termination of employment of nonqualified deferred compensation may only be made upon a “separation from service” (as determined under Section 409A) and such date shall be the Termination Date for purposes of this Agreement. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement which constitutes a “nonqualified deferral of compensation” (within the meaning of Section 409A) and to the extent an amount is payable within a time period, the time during which such amount is paid shall be in the discretion of the Company.

     6.4 Any amounts otherwise payable to Executive following a termination of employment that are not so paid by reason of this Section 6 shall be paid as soon as practicable following, and in any event within thirty (30) days following, the date that is six (6) months after Executive’s separation from service (or, if earlier, the date of Executive’s death) together with interest on the delayed payment at the Company’s cost of borrowing. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A.

     6.5 To the extent that any reimbursements pursuant to Section 4 or otherwise are taxable to Executive, any reimbursement payment due to Executive pursuant to such Section shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred. The reimbursements pursuant to Section 4 or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.

7. Confidentiality, Invention Assignment and Non-Competition Agreement.

Executive agrees to be bound by the terms of the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, dated April 3, 2001 by and between Executive and the Company (the “Non-Compete Agreement”). Except as expressly set forth in this Agreement and the Non-Compete Agreement, Executive shall be subject to no contractual or similar

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restrictions on his right to terminate his employment hereunder or on his activities after the

Termination Date.

8. Non-Disparagement. During and after the Term, Executive and the Company agree not to make any statement that criticizes, ridicules, disparages, or is otherwise derogatory of the other; provided, however, that nothing in this Agreement shall restrict either party from making truthful statements (a) when required by law, subpoena, court order or the like; (b) when requested by a governmental, regulatory, or similar body or entity; (c) in confidence to a professional advisor for the purpose of securing professional advice; (d) in the course of performing his or its duties during the Term; (e) from rebutting any statement made or written about him or it; or (f) from making normal competitive statements about the Company’s business or products.

9. Notices. Except as otherwise specifically provided herein, any notice, consent,

demand or other communication to be given under or in connection with this Agreement shall be in writing and shall be deemed duly given when delivered personally, when transmitted by facsimile transmission, one (1) day after being deposited with Federal Express or other nationally recognized overnight delivery service or three (3) days after being mailed by first class mail, charges or postage prepaid, properly addressed, if to the Company, at its principal office, and, if to Executive, at his address set forth following his signature below. Either party may change such address from time to time by notice to the other.

10. Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina, exclusive of any choice of law rules.

11.	Arbitration; Legal Fees.

11.1 Any dispute or controversy arising under or in connection with this

Agreement (except with respect to injunctive relief under Section 10 of the Non-Compete Agreement) shall be settled exclusively by arbitration in North Carolina, in accordance with the rules of the American Arbitration Association for employment disputes as then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

     11.2 In the event of any material contest or dispute relating to this Agreement or the termination of Executive’s employment hereunder, each of the parties shall bear its own costs and expenses, except that the Company agrees to promptly reimburse Executive for his costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Executive in connection with such contest or dispute in the event Executive prevails, as determined by the arbitrator if in arbitration, by the court if pursuant to Section 10 of the Non-Compete Agreement, or as a separate arbitration if otherwise. The amount shall be paid within thirty (30) days of the award of the arbitration or court, which shall also specify the amount due.

12. Amendments; Waivers. This Agreement may not be modified or amended or terminated except by an instrument in writing, signed by Executive and a duly-authorized officer

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of the Company (other than Executive). By an instrument in writing similarly executed, either party may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided herein or by law or in equity. To be effective, any written waiver must specifically refer to the condition(s) or provision(s) of this Agreement being waived.

     13. Inconsistencies. In the event of any inconsistency between any provision of this Agreement and any provision of any Company arrangement, the provisions of this Agreement shall control, unless Executive and the Company otherwise agree in a writing that expressly refers to the provision of this Agreement that is being waived.

     14. Assignment. Except as otherwise specifically provided herein, neither party shall assign or transfer this Agreement nor any rights hereunder without the consent of the other party, and any attempted or purported assignment without such consent shall be void; provided, however, that any assignment or transfer pursuant to a merger or consolidation, or the sale or liquidation of all or substantially all of the business and assets of the Company shall be valid, so long as the assignee or transferee (a) is the successor to all or substantially all of the business and assets of the Company and (b) assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. Executive’s consent shall not be required for any such transaction. This Agreement shall otherwise bind and inure to the benefit of the parties hereto and their respective successors, penalties, assigns, heirs, legatees, devisees, executors, administrators and legal representatives.

     15. Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement and has been advised to do so by the Company and (b) he has read and understands this Agreement, is competent and of sound mind to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. Executive represents and covenants that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound and in connection with his employment with the Company he will not engage in any unauthorized use of any confidential or proprietary information he may have obtained in connection with his employment with any other employer. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations under it.

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     16. Headings. The headings of the Sections and sub-sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

     17. Beneficiaries/References. Executive shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following Executive’s death by giving written notice thereof. In the event of Executive’s death or a judicial determination of his incompetence, references in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.

     18. Survivorship. Except as otherwise set forth in this Agreement, the respective rights and obligations of the parties shall survive any termination of Executive’s employment.

     19. Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

     20. No Mitigation/No Offset. Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts or benefits due to Executive under this Agreement or otherwise on account of any claim (other than any preexisting debts then due in accordance with their terms) the Company may have against him or any remuneration or other benefit earned or received by Executive after such termination.

     21. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Signatures delivered by facsimile or e-mail (as a .pdf, .tif or similar un-editable attachment) shall be effective for all purposes.

     22. Entire Agreement. This Agreement, the Non-Compete Agreement and the agreements described in the attached Exhibits contain the entire agreement of the parties and supersedes all prior or contemporaneous negotiations, correspondence, understandings and agreements between the parties, regarding the subject matter of this Agreement.

[Signature Page to Follow]

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     IN WITNESS WHEREOF, this Agreement has been duly executed by or on behalf of the parties hereto as of the date first above written.

INSPIRE PHARMACEUTICALS, INC.:

By: /s/	Adrian Adams

Name:	Adrian Adams
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Joseph K. Schachle Name: Joseph K. Schachle Address:

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Exhibit A

FORM OF GENERAL RELEASE OF ALL CLAIMS

     THIS GENERAL RELEASE OF ALL CLAIMS (this “General Release”), dated as of [
_______________________
], is made by and between Joseph K. Schachle (the “Executive”) and Inspire Pharmaceuticals, Inc. (the “Company”).

     WHEREAS, the Company and Executive are parties to that certain Employment Agreement, dated as of July 7, 2010 (the “Employment Agreement”);

     WHEREAS, Executive’s employment with the Company has been terminated and Executive is entitled to receive severance and other benefits, as set forth in Section 5 of the Employment Agreement subject to the execution of this General Release;

     WHEREAS, in consideration for Executive’s signing of this General Release, the Company will provide Executive with such severance and benefits pursuant to the Employment Agreement; and

     WHEREAS, except as otherwise expressly set forth herein, the parties hereto intend that this General Release shall effect a full satisfaction and release of the obligations described herein owed to Executive by the Company and to the Company by Executive.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Executive, for himself, Executive’s spouse, heirs, administrators, children, representatives, executors, successors, assigns, and all other individuals and entities claiming through Executive, if any (collectively, the “Executive Releasers”), does hereby release, waive, and forever discharge the Company and each of its respective agents, subsidiaries, parents, affiliates, related organizations, employees, officers, directors, attorneys, successors, and assigns in their capacities as such (collectively, the “Employer Releasees”) from, and does fully waive any obligations of Employer Releasees to Executive Releasers for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses (including attorneys’ fees and costs) of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Executive Releasers in consequence of, arising out of, or in any way relating to: (a) Executive’s employment with the Company; (b) the termination of Executive’s employment with the Company; (c) the Employment Agreement; or (d) any events occurring on or prior to the date of this General Release. The foregoing release and discharge, waiver and covenant not to sue includes, but is not limited to, all waivable claims and any obligations or causes of action arising from such claims, under common law including wrongful or retaliatory discharge, breach of contract (including but not limited to any claims under the Employment Agreement other than claims for unpaid severance

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benefits, bonus or Base Salary earned thereunder) and any action arising in tort including libel, slander, defamation or intentional infliction of emotional distress, and claims under any federal, state or local statute including the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866 and 1871 (42 U.S.C. § 1981), the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Executive Releasers may claim existed with Employer Releasees. This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress relating to or arising out of Executive’s employment with the Company or any of its subsidiaries or affiliates or the termination of that employment; and any claims under the WARN Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions. Notwithstanding anything contained in this Section 1 above to the contrary, nothing contained herein shall constitute a release by any Executive Releaser of any of his, her or its rights or remedies available to him, her or it, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any rights to the receipt of employee benefits which vested on or prior to the date of this General Release; (ii) the right to receive severance and other benefits under the Employment Agreement; (iii) the right to continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act; (iv) any rights of Executive under the Employment Agreement with respect to (A) the gross-up protections set forth in Section 7 of the Employment Agreement, and (B) any equity rights; or (v) this General Release or any of its terms or conditions.

2. Excluded from this General Release and waiver are any claims which cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies. Executive does, however, waive Executive’s right to any monetary recovery should any government agency (such as the Equal Employment Opportunity Commission) pursue any claims on Executive’s behalf. Executive represents and warrants that Executive has not filed any complaint, charge, or lawsuit against the Employer Releasees with any government agency or any court.

3. Executive agrees never to seek personal recovery from any Employer Releasee in any forum for any claim covered by the above waiver and release language, except that Executive may bring a claim under the ADEA to challenge this General Release. If Executive violates this General Release by suing an Employer Releasee (excluding any claim by Executive under the ADEA or as otherwise set forth in Section 1 hereof), then Executive shall be liable to the Employer Releasee so sued for such Employer Releasee’s reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit. Nothing in this General Release is intended to reflect any party’s belief that Executive’s waiver of claims under ADEA is invalid or unenforceable, it being the intent of the parties that such claims are waived.

4. Each party agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by any party of any improper or unlawful conduct.

5. Each party acknowledges and recites that he or it has:

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(a)	executed this General Release knowingly and voluntarily;

(b)	had a reasonable opportunity to consider this General Release;

(c)	read and understands this General Release in its entirety;

(d)	been advised and directed orally and in writing (and this subparagraph (d)

constitutes such written direction) to seek legal counsel and any other advice such party wishes with respect to the terms of this General Release before executing it; and (e) relied solely on such party’s own judgment, belief and knowledge, and such advice as such party may have received from such party’s legal counsel.

6. Section 11 of the Employment Agreement, which shall survive the expiration of the Employment Agreement for this purpose, shall apply to any dispute with regard to this release.

7. Executive acknowledges and agrees that (a) his execution of this General Release has not been forced by any employee or agent of the Company, and Executive has had an opportunity to negotiate the terms of this General Release and (b) he has been offered twenty-one (21) calendar days after receipt of this General Release to consider its terms before executing it.1 Executive shall have seven (7) calendar days from the date he executes this General Release to revoke his or her waiver of any ADEA claims by providing written notice of the revocation to the Company, as provided in Section 11 of the Employment Agreement.

8. Capitalized terms used but not defined in this General Release have the meanings ascribed to such terms in the Employment Agreement.

9. This General Release may be executed by the parties in one or more counterparts, each of which shall be an original and all of which shall together constitute one and the same instrument. Each counterpart may be delivered by facsimile transmission or e-mail (as a .pdf, .tif or similar un-editable attachment), which transmission shall be deemed delivery of an originally executed counterpart hereof.

1 In the event the Company determines that Employee’s termination constitutes “an exit incentive or other employment termination program offered to a group or class of employees” under the ADEA, the Company will provide Employee with: (1) forty-five (45) days to consider the General Release; and (2) the disclosure schedules required for an effective release under the ADEA.

14 US_ACTIVE-104007506.2

     IN WITNESS WHEREOF, the parties hereto have executed this General Release as of the day and year first above written.

INSPIRE PHARMACEUTICALS, INC.:

By: ___________________________________ Name: Title:

EXECUTIVE: ______________________________________ Name: Joseph K. Schachle

15 US_ACTIVE-104007506.2